Exhibit (h)(17)(c)

AMENDMENT 2

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the CCO Agreement as of April 1, 2023 (the “Effective Date”):

Term	Means
“CCO Agreement”	The Chief Compliance Officer Services Agreement between ALPS and the Trust, on behalf of the Fund, dated September 24, 2018, as amended
“SS&C” or “ALPS”	ALPS Fund Services, Inc.
“Trust”	ALPS Series Trust
“Carret Fund” or “Fund”	Carret Kansas Tax-Exempt Bond Fund

Except as amended hereby, all terms of the CCO Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Fund Services, Inc.		ALPS Series Trust, on behalf of the Fund

By:	/s/ Kenneth Fullerton	By:	/s/ Lucas Foss

Name:	Kenneth Fullerton	Name:	Lucas Foss

Title:	Authorized Representative	Title:	President

Exhibit (h)(17)(c)

Schedule A to this Amendment

Amendments

As of the Effective Date, the CCO Agreement is amended as follows:

1.	Section 3(a) is deleted in its entirety and replaced with:

(a)                 As compensation for the performance of the Services on behalf of the Fund, the Trust shall pay to ALPS the fees in accordance with, and in the manner set forth in, the fee letter(s) (a “Fee Letter”), which may be amended from time to time. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Fund’s investment adviser and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Fund’s investment adviser originally provided to ALPS. During each year of the Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the total fees that would be charged for the same services would be subject to an annual cost of living adjustment as provided in the Fee Letter.

2.	Section 3(b) is deleted in its entirety and replaced with “(b) [Intentionally removed]”.

3.	Section 4 is deleted in its entirety and replaced with:

SECTION 4. Reimbursement of Expenses.

During the Term, the Trust shall reimburse ALPS for all reasonable and necessary travel and lodging expenses and other out-of-pocket disbursements incurred by ALPS for or on behalf of the Trust or each Fund in connection with the performance of ALPS’s or the CCO’s duties hereunder upon presentation of appropriate receipts and other reasonable documentation as the Trust may request. Reimbursement of expenses is subject to the terms of Section 3 of the Fee Letter.

4.	The contact information in Section 12 (Notices) is deleted in its entirety and replaced with:

(a)	If to ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attn: General Counsel

Email: notices@sscinc.com

(b)	If to the Trust:

ALPS Series Trust,

On behalf of the Funds

1290 Broadway, Suite 1000

Denver, CO 80203

Attn: Secretary

5.	Exhibit C (referenced in the CCO Agreement as Exhibit B) is deleted in its entirety.

Exhibit (h)(17)(c)

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the CCO Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the CCO Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the CCO Agreement.